2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY INCREASES PROVED RESERVES BY 28%, REPLACING 365% OF 2004 PRODUCTION

Record 2004 Production Estimate of 54.1 Bcfe, up 31%

Houston, Texas - January 24, 2005...Southwestern Energy Company (NYSE: SWN) today announced that as of December 31, 2004, its total proved oil and gas reserves were 645.5 billion cubic feet of gas equivalent (Bcfe), up 28% from 503.1 Bcfe at December 31, 2003. Proved developed reserves account for approximately 83% of Southwestern's total proved reserves. Netherland, Sewell and Associates, an independent oil and gas reserve engineering firm, audited the company's proved reserves at year-end 2004 and 2003.

Southwestern added 197.2 Bcfe of proved reserves during 2004, net of reserves, replacing 365% of estimated 2004 production at an estimated finding cost of $1.43 per thousand cubic feet of gas equivalent (Mcfe). Costs incurred during 2004 for the Company's exploration and development activities are estimated at approximately $282 million based upon unaudited financial results. Southwestern estimates that it produced a record 54.1 Bcfe during 2004, up 31% from 41.2 Bcfe in 2003.

"We achieved outstanding operating results in our E&P business during 2004," stated Harold M. Korell, President and Chief Executive Officer of Southwestern. "Our disciplined strategy of investing our cash flow in projects that will generate the highest returns continues to keep us focused on organic growth through the drill bit. We know that if we successfully implement that strategy we will maximize the value of Southwestern, and we will profitably grow the Company. During 2004, we produced an estimated 54.1 Bcfe and added a record 197.2 Bcfe of oil and gas reserves, achieving production growth of 31% and reserve growth of 28%. In 2005, we are targeting another record year, as we continue our drilling program at the Overton Field in East Texas, increase our drilling activity at the Ranger Anticline, and significantly accelerate our Fayetteville Shale drilling program."

Fayetteville Shale Update

As of December 31, 2004, the Company had drilled 21 vertical wells in its Fayetteville Shale play. The test wells were drilled in five pilot areas located in Franklin, Conway, Van Buren and Faulkner counties in Arkansas. At December 31, 2004, ten wells had been placed on production. Currently, the wells are producing at rates ranging from 100 to 500 Mcf per day, with the longest production history of approximately 150 days. Of the remaining wells drilled, six were in various stages of testing or completion, two were awaiting pipeline connection with production test rates prior to shut-in of 325 and 1,320 Mcf

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per day, and three were shut-in as they appear to be marginal performers. Of the 21 wells drilled through December 31, 2004, 19 wells were completed using nitrogen foam fracture stimulation treatments of various sizes, and two wells were completed with slick-water fracture treatments.

During 2004, Southwestern estimates that it invested approximately $27.9 million in its Fayetteville Shale play, which included $11.6 million in capital for drilling 21 wells, $14.0 million for leasehold acquisition, and $2.3 million for other capitalized costs. As of December 31, 2004, the Company had acquired a total of approximately 557,000 net acres in the undeveloped play area, and controlled another 125,000 net acres in the "Fairway" area of the basin that is held by conventional production. Total gas reserves booked in the play in 2004 totaled 7.5 Bcf from a total of 20 wells, 10 of which were classified as proved, undeveloped locations, for an average estimated ultimate recovery per well of 430,000 Mcf (375,000 Mcf net).

Based on results achieved to date and assuming that the current oil and gas price environment continues to be favorable, Southwestern expects to allocate up to $100.2 million of its 2005 E&P capital budget to its Fayetteville Shale play, which would include drilling up to approximately 160 - 170 wells. During the first quarter of 2005, the Company plans to drill 25 - 30 wells, including up to two horizontal wells. In addition, the Company will continue to pursue optimization of its fracture stimulation treatments to maximize well performance.

Oil and Gas Reserves

Southwestern's oil and gas reserves totaled 645.5 Bcfe at December 31, 2004, up from 503.1 Bcfe at the end of 2003, reflecting extensions and discoveries during 2004 of 204.1 Bcfe, production of 54.1 Bcfe, acquisitions of 5.8 Bcfe, dispositions of 0.6 Bcfe and net downward revisions of 12.7 Bcfe. The downward revisions were due primarily to slightly higher decline rates related to some wells in the Company's Overton Field in East Texas. The Company's reserve replacement ratio and estimated finding cost, including the effects of net downward reserve revisions were 365% and $1.43 per Mcfe, respectively, in 2004. Excluding the effects of revisions, the Company's reserve replacement ratio and estimated finding cost were 388% and $1.34 per Mcfe, respectively, in 2004. For the period ending December 31, 2004, Southwestern's three-year average reserve replacement ratio was 305%, and its estimated three-year average finding and development cost was $1.30 per Mcfe.

Natural gas comprised 92% of Southwestern's proved equivalent reserves at the end of 2004, and the Company's reserve life index at December 31, 2004 was approximately 11.9 years. Using commodity prices in effect at year-end 2004, the preliminary unaudited estimate of the pre-tax discounted value of the Company's oil and gas reserves was approximately $1.2 billion at December 31, 2004.

The following table details additional information relating to reserve estimates as of and for the year ended December 31, 2004:

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	Natural Gas (Bcf)	Crude Oil (MMBbls)	Total (Bcfe)
Proved Reserves, Beginning of Year	457.0	7.7	503.1
Revisions of Previous Estimates	(13.9)	0.2	(12.7)
Extensions, Discoveries, & Other Additions	196.4	1.3	204.1
Production (1)	(50.4)	(0.6)	(54.1)
Acquisition of Reserves in Place	5.6	0.0	5.8
Disposition of Reserves in Place	(0.3)	(0.1)	(0.6)
Proved Reserves, End of Year	594.5	8.5	645.5
Proved, Developed Reserves:
Beginning of Year	369.9	6.7	410.2
End of Year	491.7	7.8	538.3

Note: Numbers may not add due to rounding.

(1) Preliminary unaudited results.

The following table outlines additional information related to operational statistics and reserves by operating area as of and for the year ended December 31, 2004.

	Conventional	Fayetteville				New
	Arkoma	Shale Play	East Texas	Permian	Gulf Coast	Ventures	Total
Proved Reserves:
Gas (Bcf)	239.5	7.5	287.4	27.5	32.6	-	594.5
Oil (MMBbls)	-	-	2.0	5.5	1.0	-	8.5
Total Reserves (Bcfe)	239.5	7.5	299.1	60.8	38.6	-	645.5

Production (Bcfe) (1)	20.1	0.1	22.2	7.1	4.6	-	54.1
Reserve Revisions (Bcfe)	4.5	-	(19.2)	2.6	(0.6)	-	(12.7)
Reserve Additions (Bcfe)	43.4	7.5	144.3	10.3	4.3	-	209.9
Captial Expenditures ($MM) (1)	$53.2	$27.9	$156.7	$27.0	$15.7	$1.5	$282.0

Total Net Acreage	286,937	557,149	31,785	39,047	13,581	47,596	976,095
Net Undeveloped Acreage	97,610	552,689	14,850	13,505	2,161	47,596	728,411

Note: Numbers may not add due to rounding.

(1) Preliminary unaudited results.

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the

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forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the extent to which the Fayetteville Shale play can replicate the results of other productive shale gas plays, the potential for significant variability in reservoir characteristics of the Fayetteville Shale over such a large acreage position, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, property acquisition or divestiture activities, the effects of weather and regulation on the company's gas distribution segment, increased competition, the impact of federal, state and local government regulation, the financial impact of accounting regulations and critical accounting policies, changing market conditions and prices (including regional basis differentials), the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field personnel, services, drilling rigs and other equipment, and any other factors listed in the reports filed by the company with the Securities and Exchange Commission (the "SEC"). For additional information with respect to certain of these and other factors, see reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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